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                                                                     EXHIBIT 11

                             LEGACY SOFTWARE, INC.

                        COMPUTATION OF WEIGHTED AVERAGE
                        COMMON STOCK SHARES OUTSTANDING

COMPUTATION OF WEIGHTED AVERAGE COMMON STOCK SHARES OUTSTANDING:

                                                              Total Number   Three Months Ended   Six Months Ended
                                                                Of Shares       June 30, 1997       June 30, 1997
                                                              ------------   ------------------   ----------------
Outstanding shares as of
January 1, 1997  . . . . . . . . . . . . . . . .                2,523,115          2,523,115          2,523,115
Common Stock issued on
May 30, 1997   . . . . . . . . . . . . . . . . .                    7,842              2,614              1,327
                                                                                   ---------         ----------

Total Weighted Average Shares Outstanding  . . .                                   2,525,729          2,524,442
                                                                                   =========         ==========

        Net Loss . . . . . . . . . . . . . . . .                                    (802,778)        (1,505,989)

        Net Loss per common share(1) . . . . . .                                     ($0.32)           ($0.60)


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(1)     The effect of common stock options and warrants are excluded as their inclusion would be anti-dilutive. For the six month periods ending
        June 30, 1997 and 1996 fully diluted net loss per common share does not differ from primary net loss per common share.